Exhibit 4.5

tw telecom holdings inc.,

Company

tw telecom inc.,

Parent Guarantor

THE SUBSIDIARY GUARANTORS PARTIES HERETO

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 26, 2013

TO

INDENTURE

Dated as of March 17, 2010

8% Senior Notes due 2018

This SECOND SUPPLEMENTAL INDENTURE is dated as of this 26th day of August, 2013, (the “Second Supplemental Indenture”), among tw telecom holdings inc., a Delaware corporation (the “Company”), tw telecom inc. (the “Parent Guarantor”), the Subsidiary Guarantors (as defined in the Indenture) parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WHEREAS, the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee entered into an Indenture dated as of March 17, 2010, as amended and supplemented from time to time (the “Indenture”) for the benefit of each other and for the equal and ratable benefit of the Holders of the 8% Senior Notes due 2018 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture.

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this Second Supplemental Indenture; and

WHEREAS, pursuant to Section 9.05 of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the execution and delivery of this Second Supplemental Indenture have been duly authorized and all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Company, the Parent Guarantor and the Subsidiary Guarantors have been duly performed, satisfied and complied with or waived; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW, THEREFORE, this Second Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO INDENTURE

Section 1.01. Amendments to Articles Three, Four, Five, and Six. Upon written notification to the Trustee by the Company that (i) the Company has accepted for payment validly tendered Notes representing a majority in aggregate principal amount of the outstanding Notes issued under the Indenture and (ii) all payments in respect of all Notes validly tendered (and not validly revoked) prior to 5:00 p.m., New York City time, on August 23, 2013 and accepted for payment have been made, in each case pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of August 12, 2013, and any amendments, modifications, or supplements thereto, then automatically (without further act by any person), the following shall become operative with respect to the Notes and the Indenture:

(a) the Company shall be released from its obligations under the following sections of the Indenture: Section 4.03 (Limitation on Indebtedness); Section 4.04 (Limitation on Restricted Payments); Section 4.05 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 4.06 (Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries); Section 4.07 (Limitation on Issuances of Guarantees by Restricted Subsidiaries); Section 4.08 (Limitation on Transactions with Stockholders and Affiliates); Section 4.09 (Limitation on Liens); Section 4.10 (Limitation on Sale-Leaseback Transactions); Section 4.11 (Limitation on Asset Sales); Section 4.12 (Repurchase of Notes upon a Change of Control Triggering Event); Section 4.14 (Payment of Taxes and Other Claims); Section 4.15 (Maintenance of Properties and Insurance); Section 4.18 (Commission Reports and Reports to Holders); Section 4.20 (Future Subsidiary Guarantors); and Section 5.01 (When Company and the Parent Guarantor May Merge, Etc.);

(b) failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c) the occurrence of the events described in Sections 6.01(3), 6.01(4), 6.01(5) and 6.01(6) shall no longer constitute Events of Default;

(d) the definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety;

(e) in Section 3.01, the phrase “upon not less than 30” shall be amended and restated to read “upon not less than three Business Days”;

(f) in Section 3.02, the phrase “at least 45 days” shall be amended and restated to read “at least three days”;

(g) in the first paragraph of Section 3.04, the phrase “at least 30 days” shall be amended and restated to read “at least three Business Days”; and

(h) in the last paragraph of Section 3.04, the phrase “at least 45 days” shall be amended and restated to read “at least three Business Days”.

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall henceforth be read together.

Section 2.02 Confirmation. The Indenture, as amended and supplemented by this Second Supplemental Indenture and all other indentures supplemental thereto, is in all respects confirmed and preserved.

Section 2.03 Terms Defined. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meaning given to them in the Indenture.

Section 2.04 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture.

Section 2.07 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.08 Effectiveness; Termination. The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.02 and 9.05 of the Indenture; provided that the amendments to the Indenture set forth in Section 1.01 of this Second Supplemental Indenture shall become operative as specified in Section 1.01 hereof.

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to (a) the validity or sufficiency of this Second Supplemental Indenture, (b) the proper authorization hereof by the Company or the Guarantors, (c) the due execution hereof by the Company and the Guarantors, (d) the consequences of any amendment herein, and (e) the validity or sufficiency of the solicitation, the consents or the solicitation materials or procedure used in connection with the solicitation. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

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IN WITNESS WHEREOF, the parties have executed this Second Supplemental Indenture as of the date first written above.

tw telecom holdings inc.			tw telecom holdings II llc
tw telecom inc.			tw telecom of arizona llc
tw telecom of colorado llc
By	/s/ Tina A. Davis		tw telecom of idaho llc
	Name: Tina A. Davis		tw telecom of illinois llc
	Title: Senior Vice President and		tw telecom of iowa llc
	General Counsel		tw telecom of minnesota llc
tw telecom of new mexico llc
tw telecom of ohio llc
tw telecom of oregon llc
tw telecom of south carolina llc
tw telecom of tennessee llc
tw telecom of texas llc
tw telecom of utah llc
tw telecom of washington llc
tw telecom data services llc
tw telecom management co. llc

		By:	tw telecom holdings inc.,
its sole member

		By	/s/ Tina Davis
Name: Tina Davis
Title: Senior Vice President and
General Counsel

tw telecom of alabama llc
tw telecom of arkansas llc
tw telecom of d.c. llc
tw telecom of kansas city llc
tw telecom of kentucky llc
tw telecom of louisiana llc
tw telecom of maryland llc
tw telecom of mississippi llc
tw telecom of nevada llc
tw telecom of oklahoma llc
tw telecom of virginia llc

By tw telecom management co. llc
its sole member

By: tw telecom holdings inc.,
its sole member

		By	/s/ Tina Davis
Name: Tina Davis
Title: Senior Vice President and
General Counsel

tw telecom of california l.p.

tw telecom of florida l.p.

tw telecom of georgia l.p.

tw telecom of hawaii l.p.

tw telecom of indiana l.p.

tw telecom of new jersey l.p.

tw telecom of new york l.p.

tw telecom of north carolina l.p.

tw telecom of wisconsin l.p.

tw telecom l.p.

By:   tw telecom holdings inc.,

        its general partner

By /s/ Tina Davis _
Name: Tina Davis Title: Senior Vice President and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clark
Name: Gregory S. Clarke Title: Vice President